Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$21,770	$12,221
Marketable securities	11,872	18,271
Loaned securities	5,667	—
Receivables, net	2,721	2,047
Finance receivables, net	110,893	97,007
Net investment in operating leases	31,859	39,727
Retained interest in sold receivables	13,017	17,618
Inventories	9,181	6,977
Equity in net assets of affiliated companies	2,959	3,569
Net property	43,598	37,923
Deferred income taxes	15,359	15,213
Goodwill	6,147	5,468
Other intangible assets	1,115	1,060
Assets of discontinued/held-for-sale operations	456	3,029
Other assets	35,950	29,227

Total assets	$312,564	$289,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$20,420	$18,936
Accrued liabilities	29,591	25,059
Debt	179,804	162,212
Other liabilities and deferred income	53,899	56,270
Deferred income taxes	16,409	14,546
Liabilities of discontinued/held-for-sale operations	131	1,074

Total liabilities	300,254	278,097
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	—	5,670
Minority interests	659	—
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,374	5,420
Accumulated other comprehensive income/(loss)	(414)	(6,531)
Treasury stock	(1,749)	(1,977)
Earnings retained for use in business	8,421	8,659

Total stockholders’ equity	11,651	5,590

Total liabilities and stockholders’ equity	$312,564	$289,357